As filed with the Securities and Exchange Commission on April 23, 2004.
                                                     Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                _______________
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                _______________
                        TUMBLEWEED COMMUNICATIONS CORP.
            (Exact name of Registrant as specified in its charter)

                    DELAWARE                              94-3336053
(State or other jurisdiction of incorporation           (I.R.S. Employer
                or organization)                      Identification Number)

                               700 Saginaw Drive
                        Redwood City, California 94063
                                (650) 216-2000
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                              Bernard J. Cassidy
                 Vice President, General Counsel and Secretary
                        Tumbleweed Communications Corp.
                               700 Saginaw Drive
                        Redwood City, California 94063
                                (650) 216-2000
   (Name, Address, Including Zip Code, and Telephone Number, Including Area
                       Code, of Agent for Service)

                                   Copy to:
                            Gregory C. Smith, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                       525 University Avenue, Suite 1100
                              Palo Alto, CA 94301
                                (650) 470-4500
                              Fax: (650) 470-4570

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. /_/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /_/


                                                  CALCULATION OF REGISTRATION FEE
                                                       Proposed
                                                       Maximum        Proposed Maximum    Proposed Maximum    Amount of
Title of Each Class of Securities to be Registered     Amount to be   Offering Price Per  Aggregate Offering  Registration
                                                       Registered     Unit                Price               Fee
------------------------------------------------------ -------------- ------------------- ------------------- --------------
Common Stock, $0.001 par value per share...........     4,956,548(1)        $7.21(2)         $35,736,711(2)      $ 4,527.84
------------------------------------------------------ -------------- ------------------- ------------------- --------------

(1) All of the shares registered hereby are registered for the accounts of the selling stockholders. The selling stockholders may sell any or all of the shares, subject to federal and state securities laws, but are under no obligation to do so. None of the shares registered hereby will be offered for sale by Tumbleweed Communications Corp. See "Selling Stockholders." 4,732,269 shares being registered were shares of common stock we issued in connection with the Agreement and Plan of Merger and Reorganization, dated as of March 18, 2004, by and among Tumbleweed Communications Corp., Greenland Acquisition Company, L.L.C., and Corvigo, Inc.; and 224,279 shares being registered were shares of common stock we issued in connection with the Agreement dated as of March 15, 2004, by and among Tumbleweed Communications Corp. and Martyn Richards, Ian Emery and David Brunswick.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sales prices of Tumbleweed's common stock, as reported by the Nasdaq National Market on April 20, 2004.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FLAG]

The information contained in this prospectus is not complete and may not be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to completion, dated April 23, 2004
PROSPECTUS


                        TUMBLEWEED COMMUNICATIONS CORP.

                               4,956,548 Shares
                                  ___________

                                 Common Stock

                                  ___________


         This prospectus relates to the sale from time to time of selling stockholders of Tumbleweed Communications Corp., including their transferees, donees, pledgees or successors, of up to 4,956,548 shares of common stock, $0.001 par value per share, of Tumbleweed Communications Corp., a Delaware corporation. 4,732,269 shares of common stock being registered hereunder were issued pursuant to an Agreement and Plan of Merger and Reorganization, dated as of March 18, 2004, by and among Tumbleweed Communications Corp., Greenland Acquisition Company, L.L.C., a Delaware limited liability company and a direct, wholly owned subsidiary of Tumbleweed, and Corvigo, Inc., a Delaware corporation, pursuant to which Corvigo was merged with and into Greenland Acquisition Company, with Greenland Acquisition Company, continuing as the surviving entity. The registration of the shares of common stock offered by these selling stockholders is subject to the provisions of a Registration Rights Agreement, dated March 18, 2004. 224,279 shares of common stock being registered hereunder were issued pursuant to an Agreement dated as of March 15, 2004, pursuant to which Tumbleweed purchased all of the issued and outstanding shares of Incubator Limited, a private limited company incorporated in the United Kingdom, held by the sellers in exchange for shares of Tumbleweed common stock.

         The shares of common stock are being registered to permit the selling stockholders to sell the shares of common stock from time to time in the public market. The selling stockholders may sell the shares of common stock through ordinary brokerage transactions or through any other means described in this prospectus under "Plan of Distribution" on page 13.

         Our common stock is listed on the Nasdaq National Market under the symbol "TMWD." On April 20, 2004, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $7.21.

         Investing in shares of our common stock involves risks. See "Risk Factors" beginning on page 2 of this prospectus.

         We will not receive any of the proceeds from the sale of the shares of common stock by any of the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares of common stock. The shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and the timing and amount of any sale are within the sole discretion of the selling stockholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See "Plan of Distribution" on page 13.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus is              , 2004


                               TABLE OF CONTENTS


                                                                                                          Page
PROSPECTUS SUMMARY.................................................................................        1
RISK FACTORS.......................................................................................        2
SPECIAL NOTE ON FORWARD LOOKING STATEMENTS.........................................................        9
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..................................................        10
USE OF PROCEEDS....................................................................................        10
SELLING STOCKHOLDERS...............................................................................        11
PLAN OF DISTRIBUTION...............................................................................        13
VALIDITY OF SHARES.................................................................................        15
EXPERTS............................................................................................        15
AVAILABLE INFORMATION..............................................................................        15

                              PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding Tumbleweed and the securities being registered appearing elsewhere in this prospectus.

         We provide Internet communications software products for enterprises, financial services and governmental organizations. By making Internet communications secure, reliable and automated, our e-mail firewall, secure file transfer, secure e-mail, and identity validation solutions are designed to help customers reduce the cost of doing business.

         This prospectus relates to the sale by the selling stockholders of up to 4,956,548 shares of our common stock. The selling stockholders may sell any or all of the shares, but are under no obligation to do so. The price at which the selling stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholders" beginning on page 11 of this prospectus.

         Our principal executive offices are located at 700 Saginaw Drive, Redwood City, CA 94063, and our telephone number is (650) 216-2000. Our website is www.tumbleweed.com. The information on our website does not constitute a part of this document.

         All references to "we," "us," "our," or "Tumbleweed" in this prospectus are to Tumbleweed Communications Corp.

                                 RISK FACTORS

         An investment in Tumbleweed common stock is subject to significant risk and uncertainty, which may result in a loss of all or part of an investment. Investors are cautioned to review carefully the risk factors below prior to making an investment in Tumbleweed.

RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER BEFORE INVESTING IN TUMBLEWEED.

We have a history of losses and may experience losses in the future.

         Our prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered by companies engaged in new and rapidly evolving technology markets like ours. We incurred net losses of $9.2 million, $20.9 million, and $114.2 million in 2003, 2002, and 2001, respectively. As of December 31, 2003, we had incurred cumulative net losses of $279.3 million.

         Our success may depend in large part upon the adoption and utilization of our products and technology, as well as our ability to effectively maintain existing relationships and develop new relationships with customers and strategic partners. If we do not succeed in doing so, we may not achieve or maintain profitability on a timely basis or at all. In particular, we intend to expend significant financial and management resources on product development, sales and marketing, strategic relationships, technology and operating infrastructure. As a result, we may incur additional losses and continued negative cash flow from operations for the foreseeable future and may not achieve or maintain profitability.

Fluctuations in our quarterly operating results may not be predictable and may result in significant volatility in our stock price.

         Our product revenue has fluctuated and our quarterly operating results will continue to fluctuate based on, among other things, the timing of the execution and termination of customer agreements in a given quarter. In addition, we have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter for other reasons, including, but not limited to:

    o    target customers electing to adopt and implement our technology;

    o the substantial decrease in information technology spending in general, and among our target customers in particular;

    o customers choosing to delay their purchase commitments or purchase in smaller amounts than expected due to a general downturn in the economy;

    o our ability to continue to license our patents, the timing of such licenses, and the costs necessary to defend our patents;

    o the amount and timing of operating costs and capital expenditures relating to our business, operations and infrastructure;

    o    our ability to accurately estimate and control costs;

    o    our ability to timely collect fees owed by customers;

    o the announcement or introduction of new or enhanced products and services in the secure content management, content security, secure online communications, or document delivery markets; and

    o    acquisitions that we complete or propose.

         As a result of these factors, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. We may not be able to accurately forecast our revenue or expenses. Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. In addition, many of our customers delay purchases of our products until the end of each quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our operating results. Moreover, we believe the challenges and difficulties that we face, as outlined above with respect to financial forecasts, also apply to securities analysts that may publish estimates of our financial results. Our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors due to any of a wide variety of factors, including fluctuations in financial ratios or other metrics used to measure our performance. If this occurs, we would expect to experience an immediate and significant decline in the trading price of our stock.

Economic conditions could adversely affect our ability to maintain and increase revenue.

         The revenue and profitability or loss of our business depends on the overall demand for our products, our intellectual property, and our services, particularly within the industries in which we offer specific versions of our products. Because our sales are primarily to customers in the financial services, health care, and government industries, our business depends on the overall economic conditions and the economic and business conditions within these industries. Any weakening of the global economy, the information technology industry in particular, and the weakening of the business conditions within the above industries could cause a decrease in our license revenues. A softening of demand for information technology spending caused by a continued weakening of the economy, domestically or internationally, may result in a decrease in revenues and continued losses.

         In addition, the financial, political, economic and other uncertainties following the terrorist attacks upon the United States and the United States involvement in Iraq have led to a further weakening of the global economy, and have created an uncertain economic environment. We cannot predict the impact of these events, any subsequent terrorist acts or any related military action, on our customers or business. Subsequent terrorist acts and/or the threat of future outbreak or continued escalation of hostilities involving the United States or other countries could adversely affect spending on information technology and our software license revenue, as well as have an adverse effect on our business, financial condition or results of operations.

We expect to continue making strategic investments and acquisitions, which may involve substantial costs, may substantially dilute our existing investors, and may fail to yield anticipated benefits.

         We are continuously evaluating investments in complementary technologies and businesses. Acquisitions of companies, divisions of companies, or products, including our recent acquisitions of Corvigo, Inc. and Incubator Limited in March 2004, entail numerous risks, including:

    o potential inability to integrate acquired operations and products successfully or to realize cost savings or other anticipated benefits from integration;

    o    loss of key employees of acquired operations;

    o coordinating sales and pricing efforts to effectively communicate the value and capabilities of the combined company;

    o    expenses related to such integration;

    o the correct assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

    o the impairment of relationships with employees and customers of either an acquired company or our business;

    o the potential unknown liabilities associated with acquired businesses; and

    o inability to recover strategic investments in development stage entities.

         As a result of acquisitions, we may acquire significant assets that include goodwill and other purchased intangibles. The testing of these intangibles under established accounting guidelines for impairment requires significant use of judgment and assumptions. Changes in business conditions could require adjustments to the valuation of these assets. In this regard, we wrote off substantially all of our investment in Interface Systems subsequent to the completion of that acquisition.

We may be unable to adequately protect our intellectual property rights or may be subject to claims of patent infringement, either of which could result in substantial costs to us.

         We currently rely on a combination of patents, trade secrets, copyrights, trademarks and licenses, together with non-disclosure and confidentiality agreements to establish and protect our proprietary rights in our products. We hold certain patent rights with respect to some of our products. Our existing patents or trademarks, as well as any future patents or trademarks obtained by us, may be challenged, invalidated or circumvented, or our competitors may independently develop or patent technologies that are substantially equivalent or superior to our technology. We also rely on unpatented trade secrets and other unpatented proprietary information. Although we take precautionary measures to maintain our unpatented proprietary information, others may acquire equivalent information or otherwise gain access to or disclose our proprietary information, and we may be unable to meaningfully protect our rights to our proprietary information. As a result, our operating results could suffer.

         Third parties could assert patent or other intellectual property infringement claims against us and the cost of responding to such assertions, regardless of their validity, could be significant. We may increasingly be subject to claims of intellectual property infringement as the number of our competitors grows and the functionality of their products and services increasingly overlaps with ours. In addition, we may infringe upon patents that may be issued to third parties in the future. It may be time consuming and costly to defend ourselves against any of these claims and we may not prevail. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could block our ability to further develop or commercialize some or all of our products in the United States and abroad. In the event of a claim of infringement, we may be required to obtain one or more licenses from or pay royalties to third parties. We may be unable to obtain any such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain such license could harm our business.

         The enforcement of our intellectual property rights, especially through patent infringement lawsuits we may initiate, could result in substantial litigation costs and ultimately may not result in additional revenue to us or a favorable judicial determination.

         Since 1999 we have aggressively pursued cases of potential infringement by third parties of our patents and other intellectual property rights. The enforcement process is costly and requires significant management attention. These costs generally are expensed during the period incurred, and the costs of pursuing the litigation may not be directly matched with the related licensing or settlement revenue, if any. In addition, our enforcement of our rights may increase the risk of adverse claims, with or without merit, which could be time consuming to defend, result in costly litigation, divert management's attention and resources, limit the use of our services, or require us to enter into royalty or license agreements. In addition, such counter-claims asserted by these third parties may be found to be valid and could result in an injunction or damages against us. Our ability to prevail in this litigation is inherently uncertain, and if we were subject to an adverse judicial determination, our ability to protect our products and to secure related licensing or settlement revenue could be lost.

Failure to license necessary third party software incorporated in our products could cause delays or reductions in our sales.

         We license third party software that we incorporate into our products. These licenses may not continue to be available on commercially reasonable terms, or at all. Some of this technology would be difficult to replace. The loss of any such license could result in delays or reductions of our applications until we identify, license and integrate or develop equivalent software. If we are required to enter into license agreements with third parties for replacement technology, we could face higher royalty payments and our products may lose certain attributes or features. In the future, we might need to license other software to enhance our products and meet evolving customer needs. If we are unable to do this, we could experience reduced demand for our products.

We are a defendant in two purported securities class action lawsuits that could divert management attention and resources or eventually expose us to liability.

         In June 2003, we were served with a summons and first amended complaint, captioned Liu v. Credit Suisse First Boston, et alia, alleging the violation of federal and state securities laws, purportedly on behalf of persons who acquired our common stock (other than purchasers of our initial public offering) from August 6, 1999 to October 18, 2000. The case is now pending in the United States District Court for the Southern District of New York, where the Court held a status conference in September 2003. At the status conference we pointed out, and plaintiffs' counsel conceded, that the named plaintiffs lacked standing to pursue the action because they had not purchased any shares of any of the issuer defendants then in the case. In October 2003 plaintiffs filed a motion for leave to file a second amended complaint, which we have opposed. An adverse outcome could harm our business and operating results. Moreover, the costs in defending this lawsuit could harm future operating results. The consolidated financial statements, incorporated herein by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, do not include a reserve for any potential loss, as we do not consider a loss to be probable at this time. An adverse outcome could harm our business and operating results. Moreover, the costs in defending this lawsuit could harm future operating results.

         In December 2001, certain plaintiffs filed a class action lawsuit in the United States District Court for the Southern District of New York on behalf of purchasers of the common stock of Valicert, Inc., alleging violations of federal securities laws. In re Valicert, Inc. Initial Public Offering Securities Litigation, No. 01-CV-10889 (SAS) (S.D.N.Y.), related to In re Initial Public Offering Securities Litigation, No. 21 MC 92 (SAS). In June 2003, Valicert accepted a settlement proposal presented to all issuer defendants in this case. Under the proposed settlement, the plaintiffs will dismiss and release all claims against the Valicert Defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all the consolidated cases, and the assignment or surrender of control to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all of the cases. If the plaintiffs fail to recover $1 billion and payment is required under the guaranty, Valicert would be responsible to pay its pro rata portion of the shortfall, up to the amount of the deductible retention under its insurance policy, which is $500,000. The timing and amount of payments that Valicert could be required to make under the proposed settlement will depend on several factors, principally the timing and amount of any payment required by the insurers pursuant to the $1 billion guaranty. The proposed settlement is subject to approval of the Court, which cannot be assured. Failure of the Court to approve the settlement followed by an adverse outcome could harm our business and operating results. Moreover, the costs in defending this lawsuit could harm future operating results. The accompanying consolidated financial statements do not include a reserve for any potential loss, as we do not consider a loss to be probable at this time. An adverse outcome could harm our business and operating results. Moreover, the costs in defending this lawsuit could harm future operating results.

If we lose the services of executive officers or other key employees, our ability to develop our business and secure customer relationships will suffer.

         We are substantially dependent on the continued services and performance of our executive officers and other key personnel. The loss of the services of any of our executive officers or other key employees could significantly delay or prevent the achievement of our development and strategic objectives. We do not have long-term employment agreements with any of our key personnel. The loss of services of any of our executive officers or other key personnel could significantly harm our business and prospects.

Our international business exposes us to additional risks that may result in future additional costs or limit the market for product sales.

         Products and services provided to Tumbleweed's international customers accounted for 5% of revenues for 2003. Conducting business outside of the United States subjects us to additional risks, including:

    o    changes in regulatory requirements;

    o    reduced protection of intellectual property rights;

    o    evolving privacy laws;

    o    tariffs and other trade barriers;

    o    difficulties in staffing and managing foreign operations;

    o    problems in collecting accounts receivable; and

    o    difficulties in authenticating customer information.

         Managing these risks may subject us to additional costs that may not be justified in light of the market opportunity, and the inability to comply with or manage foreign laws and related risks may preclude or limit sales in foreign jurisdictions. In addition, the recent outbreak of severe acute respiratory syndrome, or SARS, that began in China, Hong Kong, Singapore and Vietnam may have a negative impact on our operations by factors such as reduced sales in international channels.

We rely on public key cryptography and other security techniques that could be breached, resulting in reduced demand for our products and services.

         A requirement for the continued growth of electronic commerce is the secure transmission of confidential information over public networks. We rely on public key cryptography, an encryption method that utilizes two keys, a public and private key, for encoding and decoding data, and on digital certificate technology, to provide the security and authentication necessary for secure transmission of confidential information. Regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available, and thereby may expose us or our customers to a risk of data interception. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our or our customers' operations. Any compromise or elimination of our security could result in risk of loss or litigation and possible liability and reduce demand for our products and services.

The terms of any financing we may obtain could result in substantial dilution to existing stockholders.

         In the future, we may be required or elect to seek additional financing to fund our operations. Factors such as the commercial success of our existing products and services, the timing and success of any new products and services, the progress of our research and development efforts, our results of operations, the status of competitive products and services, and the timing and success of potential strategic alliances or potential opportunities to acquire or sell technologies or assets may require us to seek additional funding sooner than we expect. In the event that we require additional cash, we may not be able to secure additional financing on terms that are acceptable to us, especially in light of the uncertainty in the current market environment, and we may not be successful in implementing or negotiating such other arrangements to improve our cash position. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and the securities we issue might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds were not available on acceptable terms or at all, our ability to achieve or sustain positive cash flows, maintain current operations, fund any potential expansion, take advantage of new opportunities, develop or enhance products or services, or otherwise respond to competitive pressures could be significantly limited.

Our certificate of incorporation and bylaws contain provisions that could discourage or prevent an acquisition of us, which could depress our stock price.

         Our certificate of incorporation and bylaws may inhibit changes of control that are not approved by our Board of Directors. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. In particular, our certificate of incorporation provides for a classified Board of Directors and prohibits stockholder action by written consent. These provisions require advance notice for nomination of directors and stockholders' proposals. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, this law prevents a person who becomes the owner of 15% or more of the corporation's outstanding voting stock from engaging in specified business combinations for three years unless specified conditions are satisfied. In addition, our certificate of incorporation allows our Board of Directors to issue preferred stock without further stockholder approval. This could have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock also could effectively limit the voting power of the holders of our common stock. The provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, may discourage or prevent an acquisition or disposition of our business.

                  SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the "safe harbor" created by those sections. The forward-looking statements are based on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "predicts," "projects," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," or the negative of these terms and other comparable terminology, including, but not limited to, the following:

    o    implementing our business strategy;

    o    attracting and retaining customers;

    o obtaining and expanding market acceptance of the products and services we offer;

    o forecasts of Internet usage and the size and growth of relevant markets;

    o    rapid technological changes in our industry and relevant markets;

    o    our stock repurchase program;

    o unanticipated benefits of the recent acquisitions of Corvigo, Inc. and Incubator Limited in March 2004;

    o the future business, financial condition and results of operations of the combined company;

    o    competition in our market;

    o any projections of revenues, earnings, synergies or other financial items;

    o any statements of the plans, strategies and objectives of management for future operations;

    o    any statements regarding future economic conditions or performance;

    o    any statements relating to integration or restructuring plans;

    o    any statements of belief; and

    o    any statements of assumptions underlying any of the foregoing.

         These forward-looking statements are only predictions, not historical facts. These forward-looking statements involve certain risks and uncertainties, as well as assumptions, that could cause actual results, levels of activity, performance, achievements and events to differ materially from those stated, anticipated or implied by such forward-looking statements. The factors that could contribute to such differences include those discussed under the caption "Risks And Uncertainties That You Should Consider Before Investing In Tumbleweed" contained herein, as well as those discussed in our other filings with the Securities and Exchange Commission. You should consider the risk factors and uncertainties under the caption "Risks and Uncertainties That You Should Consider Before Investing in Tumbleweed," among other things, in evaluating Tumbleweed's prospects and future financial performance. Before making a decision to invest in Tumbleweed, you should be aware that the occurrence of the events described in the risk factors could harm the business, results of operations and financial condition of Tumbleweed. These forward-looking statements are made as of the date of this prospectus. Tumbleweed disclaims any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise, or any obligation to explain the reasons why actual results may differ.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission, which we refer to as the "SEC" in this prospectus, allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we have made and will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. All filings by us pursuant to these sections of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement, shall also be deemed to be incorporated by reference into this prospectus. The previously filed documents we incorporate by reference into this prospectus are:

    a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004, as amended;

    b) Our Current Report on Form 8-K dated January 22, 2004, filed on January 22, 2004;

    c) Our Current Report on Form 8-K dated February 25, 2004, filed on February 27, 2004;

    d) Our Current Report on Form 8-K dated March 18, 2004, filed on March 23, 2004, and amendments thereto filed after the date hereof; and

    e) The description of Tumbleweed's common stock contained in Amendment No. 1 to Tumbleweed's Registration Statement on Form 8-A filed with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended on August 2, 1999, including any amendment or report filed for the purpose of updating such description.

         We will furnish to you without charge upon your request a copy of any of the documents incorporated in this prospectus and any statement in, or incorporated in, this prospectus by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of the documents you should contact Tumbleweed Communications Corp., 700 Saginaw Drive, Redwood City, CA 94063, telephone number (650) 216-2000, Attention: Corporate Secretary.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will receive all of the proceeds of the sale of the shares.

                             SELLING STOCKHOLDERS

         This prospectus relates to an aggregate of 4,956,548 shares of common stock which are registered under this prospectus, consisting of shares of common stock we issued in connection with the merger of Corvigo, Inc. with and into Greenland Acquisition Company, L.L.C., a wholly owned subsidiary of Tumbleweed, with Greenland Acquisition Company continuing as the surviving entity, and the purchase of all of the issued and outstanding shares of Incubator Limited in connection with Tumbleweed's acquisition of Incubator Limited.

         The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. When we refer to the "selling stockholders" in this prospectus, we mean the persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders' interests.

         The table below sets forth certain information regarding the selling stockholders as of April 20, 2004, including the name of each selling stockholder, the number and percentage of shares of common stock that each selling stockholder beneficially owns prior to this offering, the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus, and the percentage ownership of shares held by the selling stockholders after the registration if all registered shares are sold. Unless set forth in this prospectus, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns or owned in excess of 1% of our outstanding common stock.

         Since the date on which the selling stockholders provided this information, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock in a transaction or series of transactions exempt from the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

         The selling stockholders may from time to time offer and sell any or all of the shares of common stock under this prospectus. Because the selling stockholders are not obligated to sell the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold upon consummation of any such sales.

         The price at which the selling stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. The selling stockholders may sell any or all of the shares, subject to federal and state securities laws, but are under no obligation to do so.

         This prospectus also covers any additional shares of common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving the common stock.


                                                                                        Shares Beneficially Owned if
                                                                                            All Registered Shares
                                     Shares Beneficially Owned Prior                              are Sold
                                             to Registration                            ----------------------------
                                                                                          Number of
                                                                                            Shares
                                                                                         Beneficially
                                                                                         Owned if all
                                      Number of                                           Registered
                                        Shares         Percentage         Number of       Shares are
                                     Beneficially     Beneficially      Shares Being         Sold        Percentage
         Beneficial Owner              Owned(1)         Owned(2)         Registered                      of Total(2)
----------------------------------   ------------     ------------     -------------     -------------  ------------
Advance Ventures L.L.C............        75,022             *               75,022               --              --
Belomy, Stephen...................         9,331             *                9,331               --              --
Benedikt, Diana...................        25,380             *               25,380               --              --
Brunswick, David..................        72,442             *               72,442               --              --
Cain, David.......................       197,993             *               27,993               --              --
Collier, Jason....................       149,298             *              149,298               --              --
Emery, Ian........................        69,975             *               69,975               --              --
Fuller, Peter(3)..................        23,552             *                9,730           13,822               *
GCWF Investment Partners II.......        12,459             *               12,459               --              --
Hahn, Alan(4).....................        19,657             *                  996           18,661               *
Kluge, Kevin......................        22,043             *               22,043               --              --
Linton, John......................         3,265             *                3,265               --              --
Loughmiller, Scott................       374,241             *              374,241               --              --
Maedge, Ehren.....................       374,241             *              374,241               --              --
Mizrahi, Mary.....................        11,197             *               11,197               --              --
Olson, Mike.......................       376,234             *              376,234               --              --
Ready, Jeffrey....................       376,234             *              376,234               --              --
Ready, Ken........................         2,989             *                2,989               --              --
Richards, Martyn..................        81,862             *               81,862               --              --
Sequoia Capital X(5)..............     2,691,313        5.67%             2,182,386               --              --
Sequoia Capital X Principals
Fund(5)...........................     2,691,313        5.67%               194,582               --              --
Sequoia Technology Partners X(5)..     2,691,313        5.67%               314,345               --              --
Shapiro, Max......................           933             *                  933               --              --
Swernofsky, Steven A. ............           933             *                  933               --              --
Teifeld, Dennis R. ...............         4,665             *                4,665               --              --
Thau, Rick (6)....................        32,293             *               10,177           22,116               *
West, Steve(6)....................        32,293                             10,177           22,116               *
White, Phil.......................       150,294             *              150,294               --              --
Wolf, Mark........................        28,142             *                8,142               --              --
University of California..........         4,982             *                4,982               --              --

__________
* Less than one percent (1%).
(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes securities held by persons who posses sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days after April 20, 2004.
(2) Calculated based on 47,434,739 shares of common stock outstanding as of April 20, 2004 and on each selling stockholder's beneficial ownership of shares of our common stock as of April 20, 2004.
(3) Includes, 13,822 shares of common stock that are exercisable within 60 days after April 20, 2004.
(4) Includes, 18,661 shares of common stock that are exercisable within 60 days after April 20, 2004.
(5) Includes, 2,182,386 shares of common stock held by Sequoia Capital X, 194,582 shares of common stock held by Sequoia Capital X Principals
       Fund and 314,345 shares of common stock held by Sequoia Technology Partners X. The General Partners of Sequoia Capital X, Sequoia Capital
       X Principals Fund and Sequoia Technology Partners X, have shared voting and dispositive power over the shares owned by Sequoia Capital X, Sequoia Capital X Principals Fund and Sequoia Technology Partners X.
(6) Includes, 22,116 shares of common stock that are exercisable within 60 days after April 20, 2004.


                             PLAN OF DISTRIBUTION

         We are registering all of the shares of common stock offered by this prospectus on behalf of the selling stockholders. The selling stockholders may sell any or all of the shares, subject to federal and state securities law, but are under no obligation to do so. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered here. The shares may be offered on the Nasdaq National Market or in privately negotiated transactions. The selling stockholders may sell the shares registered here in one or more of the following methods:

    o cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    o purchases by a broker, dealer or underwriter as principal and resale by such broker, dealer or underwriter for its own account pursuant to this prospectus;

    o "at the market" to or through market makers or into an existing market for the shares;

    o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

    o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    o through transactions in options, swaps or other derivatives, whether exchange-listed or otherwise;

    o    any combination of the foregoing methods; or

    o    by any other legally available means.

         The selling stockholders are subject to Regulation M, promulgated under the Securities Exchange Act of 1934, which prohibits participants in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. We have informed the selling stockholders of the applicability of Regulation M to its purchases or sales of our securities in the market.

         The selling stockholders may also enter into option or other transactions with brokers or dealers that require the delivery by these brokers or dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. In addition, the selling stockholders may pledge its shares to brokers or dealers or other financial institutions. Upon a default by the selling stockholders, the brokers, dealers or financial institutions may offer and sell the pledged shares.

         In connection with the sale of shares, underwriters may receive compensation from the selling stockholders, and, if acting as agent for the purchaser of such shares, from such purchaser, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of shares may be deemed to be underwriters and any discounts or commissions received by them from the selling stockholders and any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At such time that the selling stockholders elect to make an offer of shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

         Under agreements which may be entered into by the selling stockholders, underwriters who participate in the distribution of shares may be entitled to indemnification by the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

         Some of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

         We have agreed to indemnify, in connection with the Corvigo merger, the selling stockholders, their officers, directors, agents and employees and each person, if any, who controls the selling stockholder against claims based on Tumbleweed's violation of certain state and federal securities laws in connection with the offering covered by this prospectus. We have agreed to indemnify, in connection with the Incubator Limited acquisition, the selling stockholders and their legal counsel, against claims based on Tumbleweed's violation of certain state and federal securities laws in connection with the offering covered by this prospectus.

         We will pay all expenses incurred in connection with this registration under the Securities Act of 1933, including registration and filing fees, fees and expenses of compliance with securities or blue sky laws, listing fees, printing expenses, messenger and delivery expenses, and fees and disbursements of our counsel and any accountants or other persons retained by us, but excluding commissions and discounts incurred by the selling stockholders in connection with the resale of the shares.

         Under the terms of the Corvigo merger, we have agreed with the selling stockholders to keep the registration statement effective until the earlier of the date when all shares covered by this registration statement have been sold, the date on which all shares covered by this registration statement may be sold without registration pursuant to Rule 144(k) of the Securities Act of 1933, or one year following the effective date of this registration statement. Under the terms of the Incubator Limited acquisition, we have agreed with the selling stockholders to keep the registration statement effective for one year unless all shares covered by this registration held by such selling stockholders have been sold.

                              VALIDITY OF SHARES

         The validity of the shares of common stock being registered is being passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Gregory C. Smith is a partner at Skadden Arps and a brother of Jeffrey C. Smith, the Chief Executive Officer of Tumbleweed and Chairman of its board of directors. Gregory C. Smith beneficially owns a total of 16,546 shares of Tumbleweed common stock.

                                    EXPERTS

         The consolidated financial statements of Tumbleweed Communications Corp. as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2003 and 2002 consolidated financial statements refers to a change in the method of accounting for goodwill.

                             AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, proxy statements and other information with the SEC. Such reports may be obtained by visiting the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

         Our internet address is www.tumbleweed.com. We make available, free of charge, through our internet website, copies of our annual report on Form 10-K and quarterly reports on Form 10-Q and amendments to those reports, if any, filed or furnished pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Information on our website is not incorporated by reference to this registration statement.

         We have filed a registration statement on Form S-3 regarding this offering with the SEC under the Securities Act of 1933. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached as exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following are the estimated expenses to be incurred in connection with the issuance and distribution of the shares registered under this registration statement:

         Securities and Exchange Commission Registration Fee.......      $4,528
         Accounting Fees and Expenses..............................     $17,000
         Legal Fees and Expenses...................................     $20,000
         NASDAQ Fees...............................................         $--
         Miscellaneous.............................................         $--
                Total..............................................     $42,528


         We will pay all such expenses. All amounts are estimated except the SEC registration fee.

Item 15. Indemnification of Directors and Officers

         As permitted by Section 102 of the Delaware General Corporation Law, Tumbleweed's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    o for any breach of the director's duty of loyalty to Tumbleweed or its stockholders;

    o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    o under the Section 174 of the Delaware General Corporation Law, which provides that a director may be held liable for willfully or negligently approving of an unlawful payment of dividends or an unlawful stock purchase or redemption; or

    o for any transaction from which the director derived an improper personal benefit.

         Section 145 of the Delaware General Corporation Law, provides, among other things, that Tumbleweed may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Tumbleweed) by reason of the fact that the person is or was a director, officer, agent or employee of Tumbleweed. Consistent with Section 145, Tumbleweed's Amended and Restated Bylaws further provide that:

    o Tumbleweed must indemnify its directors and officers to the fullest extent permitted by Delaware law;

    o Tumbleweed must indemnify its other employees and agents to the same extent that it indemnified its officers and directors, unless otherwise determined by Tumbleweed's board of directors; and

    o Tumbleweed must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

         The indemnification provisions contained in Tumbleweed's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, Tumbleweed maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or executive officers or arising out of this status.

         Tumbleweed has entered or intends to enter into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in Tumbleweed's bylaws. These agreements, among other things, will provide for indemnification of Tumbleweed's directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at Tumbleweed's request. Tumbleweed believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 16. Exhibits and Financial Statement Schedules

         The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated in this registration statement by reference.


       Exhibit                              Description
         No.
     -------------    ---------------------------------------------------------

         2.1 Agreement and Plan of Merger and Reorganization, dated as of March 18, 2004, by and among Tumbleweed Communications Corp., Greenland Acquisition Company, L.L.C., Corvigo, Inc., and Mark Kvamme, as stockholders' agent (incorporated by reference to Exhibit 2.1 to Tumbleweed's Form 8-K filed by Tumbleweed on March 23,
                      2004)

         3.2 Amended and Restated Certificate of Incorporation of Tumbleweed Communications Corp. (incorporated by reference to Exhibit 3.2 to Tumbleweed's Form S-1/A filed by Tumbleweed on June 29, 1999)

         3.4 Amended and Restated Bylaws of Tumbleweed Communications Corp. (incorporated by reference to Exhibit 3.4 to Tumbleweed's Form S-1/A filed by Tumbleweed on June 29,
                      1999)

         4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Tumbleweed's Form S-1/A filed by Tumbleweed on July 28, 1999)

         5.1          Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

         23.1         Consent of KPMG LLP.

         23.3 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

         24.1 Power of Attorney (included on signature page to Registration Statement)

Item 17. Undertakings

         We hereby undertake:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the SEC by us pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of our employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 15 or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Tumbleweed Communications Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 22nd day of April, 2004.

                                          TUMBLEWEED COMMUNICATIONS CORP.

                                          By: /s/ Jeffrey C. Smith
                                              ----------------------------
                                              Name:  Jeffrey C. Smith
                                              Title:   Chief Executive Officer

                               POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints each of Jeffrey C. Smith and Timothy Conley or either of them, each acting alone, his true and lawful attorney-in fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) under the Securities Act of 1933 and to sign any instrument, contract, document or other writing of or in connection with the Registration Statement and any amendments and supplements thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 22, 2004.


       Signature                                         Title                                     Date
       ---------                                         -----                                     ----

/s/ Jeffrey C. Smith
-----------------------------         Chairman of the Board and Chief Executive Officer
Jeffrey C. Smith                      (Principal Executive Officer)                                 April 22, 2004


/s/ Timothy Conley
-----------------------------          Vice President-Finance and Chief Financial Officer
Timothy Conley                         (Principal Financial Officer and Principal Accounting
                                       Officer)                                                     April 22, 2004
/s/ Christopher H. Greendale
-----------------------------
Christopher H. Greendale              Director                                                      April 22, 2004


-----------------------------
Kenneth R. Klein                      Director                                                      April   , 2004

/s/ David F. Marquardt
-----------------------------
David F. Marquardt                    Director                                                      April 22, 2004

/s/ Standish H. O'Grady
-----------------------------
Standish H. O'Grady                   Director                                                      April 22, 2004

/s/ Deborah D. Rieman
-----------------------------
Deborah D. Rieman                     Director                                                      April 22, 2004

/s/ James P. Scullion
-----------------------------
James P. Scullion                     Director                                                      April 22, 2004

/s/ Taher Elgamal
-----------------------------
Taher Elgamal                         Director                                                      April 22, 2004

                                 EXHIBIT INDEX

       Exhibit                                                 Description
         No.
     -------------    ---------------------------------------------------------

         2.1 Agreement and Plan of Merger and Reorganization, dated as of March 18, 2004, by and among Tumbleweed Communications Corp., Greenland Acquisition Company, L.L.C., Corvigo, Inc., and Mark Kvamme, as stockholders' agent (incorporated by reference to Exhibit 2.1 to Tumbleweed's Form 8-K filed by Tumbleweed on March 23,
                      2004)

         3.2 Amended and Restated Certificate of Incorporation of Tumbleweed Communications Corp. (incorporated by reference to Exhibit 3.2 to Tumbleweed's Form S-1/A filed by Tumbleweed on June 29, 1999)

         3.4 Amended and Restated Bylaws of Tumbleweed Communications Corp. (incorporated by reference to Exhibit 3.4 to Tumbleweed's Form S-1/A filed by Tumbleweed on June 29,
                      1999)

         4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Tumbleweed's
                      Form S-1/A filed by Tumbleweed on July 28, 1999)

         5.1          Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

         23.1 Consent of KPMG LLP relating to the financial statements of Tumbleweed.

         23.3 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

         24.1 Power of Attorney (included on signature page to Registration Statement)